SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                                 TRIMERIS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    896263100
                    -----------------------------------------
                                 (CUSIP Number)


                         January 27 - February 23, 2000
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Baker-Tisch Investments, LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            19,000
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             -0-
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              19,000
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              19,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 2 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Four Partners
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              New York
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            865,150
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             -0-
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              865,150
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              865,150
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              6.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              PN
--------------------------------------------------------------------------------

                               Page 3 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Andrew H. Tisch
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             1,153,475
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,153,475
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              1,153,475
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

                               Page 4 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Daniel R. Tisch
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             1,153,475
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,153,475
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              1,153,475
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

                               Page 5 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              James S. Tisch
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             1,153,475
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,153,475
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              1,153,475
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

                               Page 6 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Thomas J. Tisch
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             1,153,475
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,153,475
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              1,153,475
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

                               Page 7 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The Andrew H. Tisch 1999 Annuity Trust VII
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             250,000
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       250,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              250,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 8 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The Daniel R. Tisch 1999 Annuity Trust VII
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             250,000
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       250,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              250,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 9 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The James S. Tisch 1999 Annuity Trust VII
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             250,000
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       250,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              250,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 10 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The Thomas J. Tisch 1999 Annuity Trust VII
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             250,000
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       250,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              250,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 11 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The Andrew H. Tisch 2000 Annuity Trust II
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             38,325
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       38,325
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              38,325
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 12 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The Daniel R. Tisch 2000 Annuity Trust II
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             38,325
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       38,325
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              38,325
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 13 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The James S. Tisch 2000 Annuity Trust II
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             38,325
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       38,325
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              38,325
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 14 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              The Thomas J. Tisch 2000 Annuity Trust II
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             38,325
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       38,325
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              38,325
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 15 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Baker Bros. Investments LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            273,950
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             -0-
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              273,950
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              273,950
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

                               Page 16 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Julian C. Baker
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             273,950
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       273,950
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              273,950
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

                               Page 17 of 26 pages

---------------------
CUSIP NO. 896263100
---------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Felix J. Baker
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [_]

                                                                     (b)  [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY


--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             273,950
    EACH          --------------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH          --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       273,950
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
              273,950
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                          [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              1.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

                               Page 18 of 26 pages

         This Amendment No. 4 to Schedule 13G amends and supplements the statement on Schedule 13G previously filed by Four Partners, a New York general partnership, and other entities and individuals with the Securities and Exchange Commission.

Item 2.

         In addition to the entities and individuals previously reporting, this amendment is also being filed jointly by the following entities and individuals (collectively, along with the entities and individuals previously reporting, the "Reporting Persons"):

          1. Baker-Tisch Investments, LLC ("Baker-Tisch Investments"), a Delaware limited liability company;

          2. Baker Bros. Investments LLC ("Baker Bros. Investments"), a Delaware limited liability company;

          3.   Julian C. Baker; and

          4.   Felix J. Baker.

         The mailing address of Baker-Tisch Investments and Baker Bros. Investments is c/o Tisch Family Interests, 667 Madison Avenue, New York, New York 10021. Julian C. Baker and Felix J. Baker are United States citizens. Their mailing address is c/o Tisch Family Interests, 667 Madison Avenue, New York, New York 10021.

         Because of certain business and family relationships among the Reporting Persons, they are filing as if they constitute a group solely for informational purposes. By signing this statement, each Reporting Person agrees that this Statement is filed on its, his or her behalf. The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder. Each Reporting Person disclaims beneficial ownership of, or pecuniary interest in, any shares of Common Stock owned by any other Reporting Person, except to the extent that beneficial ownership or pecuniary interest is expressly reported herein.

Item 4.  Ownership

         Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each Reporting Person, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.




                               Page 19 of 26 pages

        Name of                    Amount and Nature of            % of Class
   Beneficial Owner                Beneficial Ownership           Outstanding(1)
-------------------------          --------------------           --------------


Baker-Tisch Investments                  19,000                       0.1%
Four Partners                           865,150                       6.1%
Andrew Tisch GRAT VII                   250,000                       1.8%
Daniel Tisch GRAT VII                   250,000                       1.8%
James Tisch GRAT VII                    250,000                       1.8%
Thomas Tisch GRAT VII                   250,000                       1.8%
Andrew Tisch 2000 GRAT II                38,325                       0.3%
Daniel Tisch 2000 GRAT II                38,325                       0.3%
James Tisch 2000 GRAT II                 38,325                       0.3%
Thomas Tisch 2000 GRAT II                38,325                       0.3%
Baker Bros. Investments                 273,950                       1.9%

Total                                 2,311,400                      16.3%

(1) The ownership percentages set forth in the table above are based on 14,212,515 shares of Common Stock outstanding (13,712,515 shares of Common Stock outstanding as of November 11, 1999, as reported on the Issuer's Form 10-Q for the fiscal quarter ended September 30, 1999, plus 500,000 shares purchased by Four Partners and Baker Bros. Investments on January 27,
     2000).

         Each person listed above has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed after its, his or her name, except as follows:

     (1) By virtue of their status as trustees of the respective GRATs, each of Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to beneficially own shares owned by those GRATs of which he is trustee and may be deemed to have power to vote or direct the vote and dispose or direct the disposition of those shares.

     (2) By virtue of their status as managing trustees of the trusts which are the general partners of Four Partners, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have shared beneficial ownership of shares owned by Four Partners and shared power to vote or direct the vote of and to dispose or direct the disposition of those shares.

     (3) By virtue of his status as manager of Four Partners, Thomas J. Tisch may be deemed to have power to vote or direct the vote of the securities owned by Four Partners and power to dispose or direct the disposition of the securities owned by Four Partners.




                               Page 20 of 26 pages

     (4) Julian C. Baker and Felix J. Baker may be deemed to beneficially own shares owned by Baker Bros. Investments and may be deemed to have shared power to vote or direct the vote and dispose or direct the disposition of those shares.

Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

March 9, 2000                                FOUR PARTNERS

                                             By /s/ Thomas J. Tisch
                                               ---------------------------------
                                                    Thomas J. Tisch, Manager

                                             BAKER-TISCH INVESTMENTS, LLC
                                             By Baker Bros. Investments LLC,
                                             its Manager

                                               By /s/ Julian C. Baker
                                                 -------------------------------
                                                    Julian C. Baker, Manager

                                             /s/ Andrew H. Tisch
                                             -----------------------------------
                                             Andrew H. Tisch

                                             /s/ Daniel R. Tisch
                                             -----------------------------------
                                             Daniel R. Tisch

                                             /s/ James S. Tisch
                                             -----------------------------------
                                             James S. Tisch

                                             /s/ Thomas J. Tisch
                                             -----------------------------------
                                             Thomas J. Tisch




                               Page 21 of 26 pages

                                             THE ANDREW H. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                     Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                     James S. Tisch, Trustee

                                             THE JAMES S. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ Thomas H. Tisch
                                                --------------------------------
                                                   Thomas H. Tisch, Trustee

                                             THE THOMAS J. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                    Andrew H. Tisch, Trustee

                                             THE ANDREW H. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                    Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                     James S. Tisch, Trustee

                                             THE JAMES S. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                    Thomas J. Tisch, Trustee




                               Page 22 of 26 pages

                                             THE THOMAS J. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                   Andrew H. Tisch, Trustee

                                             BAKER BROS. INVESTMENTS, LLC

                                             By  /s/ Julian C. Baker
                                                --------------------------------
                                                       Julian C. Baker

                                             /s/ Julian C. Baker
                                             ------------------------
                                             Julian C. Baker

                                             /s/ Felix J. Baker
                                             ------------------------
                                             Felix J. Baker





                               Page 23 of 26 pages

                                    AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Amendment to
Schedule 13G dated March 9, 2000 relating to the Common Stock, $0.001 par value per share, of Trimeris Inc., as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

March 9, 2000                                      FOUR PARTNERS

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                    Thomas J. Tisch, Manager

                                             BAKER-TISCH INVESTMENTS, LLC
                                             By Baker Bros. Investments LLC,
                                             its Manager

                                               By /s/ Julian C. Baker
                                                  ------------------------------
                                                     Julian C. Baker, Manager

                                             /s/ Andrew H. Tisch
                                             -----------------------------------
                                                 Andrew H. Tisch

                                             /s/ Daniel R. Tisch
                                             -----------------------------------
                                                 Daniel R. Tisch

                                             /s/ James S. Tisch
                                             -----------------------------------
                                                 James S. Tisch

                                             /s/ Thomas J. Tisch
                                             -----------------------------------
                                                 Thomas J. Tisch

                                             THE ANDREW H. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                    Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                    James S. Tisch, Trustee


                               Page 24 of 26 pages

                                             THE JAMES S. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ Thomas H. Tisch
                                                --------------------------------
                                                   Thomas H. Tisch, Trustee

                                             THE THOMAS J. TISCH 1999
                                             ANNUITY TRUST VII

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                   Andrew H. Tisch, Trustee

                                             THE ANDREW H. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ Daniel R. Tisch
                                                --------------------------------
                                                   Daniel R. Tisch, Trustee

                                             THE DANIEL R. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ James S. Tisch
                                                --------------------------------
                                                    James S. Tisch, Trustee

                                             THE JAMES S. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ Thomas J. Tisch
                                                --------------------------------
                                                   Thomas J. Tisch, Trustee

                                             THE THOMAS J. TISCH 2000
                                             ANNUITY TRUST II

                                             By  /s/ Andrew H. Tisch
                                                --------------------------------
                                                   Andrew H. Tisch, Trustee

                                             BAKER BROS. INVESTMENTS, LLC

                                             By  /s/ Julian C. Baker
                                                --------------------------------
                                                      Julian C. Baker

                                             /s/ Julian C. Baker
                                             --------------------------
                                             Julian C. Baker




                               Page 25 of 26 pages

                                             /s/ Felix J. Baker
                                             --------------------------------
                                             Felix J. Baker





                               Page 26 of 26 pages